EXHIBIT 99.1

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Contact: Dave Southern - Tel. (773) 399-7611
Vice President, Public & Investor Relations

THE MWW GROUP
Public Relations - Tel. (201) 507-9500
Contact: Laurie Terry Fern - Email: lterry@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS REPORTS THIRD QUARTER RESULTS

Operating Income Up 29% Over Prior Year Quarter
Net income per diluted share of $1.30, including $.72 tax benefit, versus $.45 in prior year quarter

        CHICAGO, November 7, 2000 - Bally Total Fitness Holding Corporation (NYSE: BFT) today reported third quarter 2000 results - with diluted earnings per share of $.58 (before the effects of a $20 million, $.72 per diluted share, benefit from the reduction of tax valuation allowances) versus $.45 in the prior year quarter. Net income, inclusive of the effect of this tax benefit totaled $35.9 million, $1.30 per diluted share, for the current quarter.

        Operating income for the quarter improved 29% to $32.4 million in the current quarter from $25.1 million in the 1999 quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) grew to $49.3 million, a 29% improvement over the prior year quarter - while the Company's EBITDA margin continued to expand to over 19% for the quarter. Cash flows from operations continued to build as well, with a net improvement in operating cash flow of $12.4 million over the year ago quarter. Other liquidity measures continue to be positive as well - with key receivable portfolio measures of quality continuing to strengthen year over year.

        In accordance with Financial Accounting Standard No. 109, Accounting for Income Taxes, the Company reviewed the likelihood of realizing the future benefit of tax loss carryforwards. Based upon consistent and growing profitability over the past three years and reasonably expected continuation of these trends, the Company reduced its tax valuation allowance against net operating losses realized in prior periods by $20 million. Valuation allowances totaling over $100 million remain and may be reversed in future periods.

        Lee Hillman, Chairman of the Board of Directors, CEO and President of Bally Total Fitness, noted that "Our third quarter results demonstrate yet again the power of our business model. We are pleased with the growth and margin expansion we continue to achieve, and believe the investments we have been making in our business will lead to further improvements in operating results going forward." Mr. Hillman continued, "We are pleased to have reached another key objective during the quarter - generating free cash flow while at the same time continuing to expand and grow our operations."

Comparison of the three months ended September 30, 2000 and 1999

        Operating income for the third quarter of 2000 was $32.4 million compared to $25.1 million in 1999. This increase of $7.3 million (29%) was due to a $35.8 million (16%) increase in net revenue, partially offset by a $24.8 million (14%) increase in operating costs and expenses and an increase in depreciation and amortization of $3.7 million. The operating margin before depreciation and amortization increased to 19% from 18% in the prior year period. Operating income from products and services increased to $10.4 million from $6.4 million in the 1999 quarter with an operating margin of 36% in the 2000 quarter compared to 37% during the prior year period.

        The weighted-average number of fitness centers increased to 380 from 348 in the third quarter of 1999, an increase of 9%, including an increase in the weighted-average number of centers operating under the Company's four upscale brands, from 25 to 34. Net revenue from comparable fitness centers increased 9%. Full membership units sold during the quarter increased 7% over the prior year period while the weighted-average selling price of these membership contracts sold increased 5%. During the 2000 quarter, shorter-term and seasonal memberships added 1% more membership units and less than 1% more revenue. As a result, membership fees originated increased $14.5 million (12%). Dues collected increased $11.8 million (20%) from the 1999 quarter, reflecting continued improvements in member retention and pricing strategies and an increase attributable to fitness centers operating under the Company's four upscale brands.

        Finance charges earned during the third quarter of 2000 increased $2.2 million (15%) compared to the 1999 quarter due to the growth in size and consistent quality of the receivables portfolio. Average interest rates for these finance charges were substantially unchanged between the periods.

        The provision for doubtful receivables combined with the provision for cancellations, which is reported in the financial statements as a direct reduction of initial membership fees on financed memberships originated, totaled 41% of the gross financed portion of originations for both periods.

        Deferral accounting reduced earnings by $4.5 million for 2000 compared to 1999. This reduction reflects principally the greater deferral of revenues during the 2000 period.

Comparison of the nine months ended September 30, 2000 and 1999

        Operating income for the first nine months of 2000 was $93.9 million compared to $64.6 million in 1999. This increase of $29.3 million (45%) was due to a $118.0 million (19%) increase in net revenue, partially offset by a $79.0 million (15%) increase in operating costs and expenses and an increase in depreciation and amortization of $9.6 million. The operating margin before depreciation and amortization increased to 19% from 16% in the prior year period. Operating income from products and services increased to $28.7 million from $14.6 million in the first nine months of 1999 with an operating margin of 35% in 2000 compared to 34% during the prior year period.

        The weighted-average number of fitness centers increased to 374 from 338 in the first nine months of 1999, an increase of 11%, including an increase in the weighted-average number of centers operating under the Company's four upscale brands from 20 to 34. Net revenue from comparable fitness centers increased 10%. Full membership units sold during the nine month period increased 5% over the prior year period while the weighted-average selling price of these membership contracts sold increased 7%. Additionally, during the 2000 period, the Company expanded its selection of shorter-term and seasonal memberships which added 2% more membership units and less than 1% more revenue. As a result, membership fees originated increased $47.0 million (12%). Dues collected increased $34.9 million (20%) from the 1999 period, reflecting continued improvements in member retention and pricing strategies and an increase attributable to fitness centers operating under the Company's four upscale brands.

        Finance charges earned during the first nine months of 2000 increased $6.2 million (14%) compared to the 1999 period due to the growth in size and consistent quality of the receivables portfolio. Average interest rates for these finance charges were substantially unchanged between the periods.

        The provision for doubtful receivables combined with the provision for cancellations, which is reported in the financial statements as a direct reduction of initial membership fees on financed memberships originated, totaled 41% of the gross financed portion of originations for both periods.

        Deferral accounting reduced earnings by $11.9 million for 2000 compared to 1999. This decrease reflects principally the greater deferral of revenues during the 2000 period.

Cash Flow

        Cash flow from operating activities was $45.8 million for the first nine months of 2000 compared to $27.2 million in the 1999 period. Net contracts receivable grew $71.6 million compared to $58.2 million in the 1999 period and interest paid totaled $38.2 million compared to $28.8 million in the 1999 period resulting in a combined increase in the use of working capital of $22.8 million. Cash provided by operating activities, excluding the growth in net contracts receivable and interest paid during each of the periods, increased $41.4 million period over period. The improvement principally reflects the continued growth in overall collections from installment contracts receivable and monthly dues and the continued increase in operating margins.

        As of September 30, 2000, the Company has drawn $36.5 million on its $100 million revolving credit line and had outstanding letters of credit totaling $6.0 million.

*     *     *     *     *

        Bally Total Fitness is the largest commercial operator of fitness centers in North America, with approximately 4 million members and more than 385 facilities located in 27 states and Canada. Bally operates fitness centers under the Bally Total Fitness®, Bally Sports ClubsSM, The Sports Clubs of Canada™, Pinnacle Fitness®, and Gorilla SportsSM brands. With more than 120 million annual member visits to its fitness centers, Bally is a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

        The Company will be holding a conference call to discuss its results further and respond to questions on the morning of November 7, 2000 at 10:00am Central Time. Those interested may listen to this conference call via vcall.com, streetfusion.com or the Company's website at ballyfitness.com.

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Forward-looking statements in this release including, without limitation, statements relating to the company's plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        (In thousands, except share data)
                                   (Unaudited)

                                                Three months ended Septmeber 30
                                                -------------------------------
                                                             2000          1999
                                                     ------------  ------------
Net revenues:
  Membership revenues -
    Initial membership fees on financed
      memberships originated                         $    133,014  $    118,768
    Initial membership fees on paid-in-full
      memberships originated                                6,084         5,816
    Dues collected                                         70,422        58,672
    Change in deferred revenues                            (4,585)          897
                                                     ------------  ------------
                                                          204,935       184,153

  Finance charges earned                                   17,285        15,086
  Products and services                                    29,209        17,384
  Miscellaneous revenue                                     3,383         2,434
                                                     ------------  ------------
                                                          254,812       219,057
Operating costs and expenses:
  Fitness center operations                               119,859       106,552
  Products and services                                    18,831        10,957
  Member processing collection centers                     10,638         9,962
  Advertising                                              11,339        11,941
  General and administrative                                6,854         6,975
  Provision for doubtful receivables                       40,368        35,719
  Change in deferred membership origination costs          (2,425)       (1,421)
                                                     ------------  ------------
                                                          205,464       180,685
                                                     ------------  ------------
Operating income before depreciation and
  amortization ("EBITDA")                                  49,348        38,372
Depreciation and amortization                              16,954        13,232
                                                     ------------  ------------
Operating income                                           32,394        25,140
Interest income                                               474           415
Interest expense                                          (16,680)      (13,062)
                                                     ------------  ------------
Income before income taxes                                 16,188        12,493
Income tax benefit (provision)                             19,750          (250)
                                                     ------------  ------------
Net income                                           $     35,938  $     12,243
                                                     ============  ============

Basic earnings per common share:                     $       1.50  $        .52
                                                     ============  ============
Average common shares outstanding                      24,001,923    23,417,395

Diluted earnings per common share:                   $       1.30  $        .45
                                                     ============  ============
Average diluted common shares outstanding (includes
  3,674,307 and 3,930,773 common equivalent shares
  in 2000 and 1999, respectively)                      27,676,230    27,348,168

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        (In thousands, except share data)
                                   (Unaudited)

                                                 Nine months ended September 30
                                                 ------------------------------
                                                             2000          1999
                                                     ------------  ------------
Net revenues:
  Membership revenues -
    Initial membership fees on financed
      memberships originated                         $    410,902  $    364,389
    Initial membership fees on paid-in-full
      memberships originated                               18,425        17,921
    Dues collected                                        208,866       173,994
    Change in deferred revenues                           (26,768)      (13,379)
                                                     ------------  ------------
                                                          611,425       542,925

  Finance charges earned                                   50,762        44,546
  Products and services                                    82,585        42,317
  Miscellaneous revenue                                    10,161         7,182
                                                     ------------  ------------
                                                          754,933       636,970
Operating costs and expenses:
  Fitness center operations                               350,045       318,118
  Products and services                                    53,865        27,751
  Member processing collection centers                     32,519        30,310
  Advertising                                              40,249        37,526
  General and administrative                               20,673        19,866
  Provision for doubtful receivables                      124,127       107,410
  Change in deferred membership origination costs          (8,337)       (6,872)
                                                     ------------  ------------
                                                          613,141       534,109
                                                     ------------  ------------
Operating income before depreciation and
  amortization ("EBITDA")                                 141,792       102,861
Depreciation and amortization                              47,901        38,276
                                                     ------------  ------------
Operating income                                           93,891        64,585
Interest income                                             1,409         1,829
Interest expense                                          (47,500)      (37,805)
                                                     ------------  ------------
Income before income taxes and cumulative effect
  of a change in accounting principle                      47,800        28,609
Income tax benefit (provision)                             19,275          (580)
                                                     ------------  ------------
Income before cumulative effect of a change in
  accounting principle                                     67,075        28,029
Cumulative effect of a change in accounting
  principle, net of income tax                                             (262)
                                                     ------------  ------------
Net income                                           $     67,075  $     27,767
                                                     ============  ============

Basic earnings per common share:
  Income before cumulative effect of a change in
    accounting principle                             $       2.82  $       1.20
  Cumulative effect of a change in accounting
    principle                                                              (.01)
                                                     ------------  ------------
  Net income per common share                        $       2.82  $       1.19
                                                     ============  ============
Average common shares outstanding                      23,797,183    23,316,082

Diluted earnings per common share:
  Income before cumulative effect of a change in
    accounting principle                             $       2.44  $       1.03
  Cumulative effect of a change in accounting
    principle                                                              (.01)
                                                     ------------  ------------
Net income per common share - assuming dilution      $       2.44  $       1.02
                                                     ============  ============
Average diluted common shares outstanding (includes
  3,746,601 and 3,779,647 common equivalent shares
  in 2000 and 1999, respectively)                      27,543,784    27,095,729

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                                     September 30   December 31
                                                             2000          1999
                                                     ------------  ------------
                                                          (In thousands)
ASSETS

Current assets:
  Cash and equivalents                               $     12,401  $     23,450
  Installment contracts receivable, net                   275,327       241,450
  Other current assets                                     53,824        46,185
                                                     ------------  ------------
    Total current assets                                  341,552       311,085

Installment contracts receivable, net                     282,461       244,693
Property and equipment, less accumulated
  depreciation and amortization of $421,318
  and $382,897                                            535,837       473,111
Intangible assets, less accumulated amortization
  of $69,497 and $64,554                                  153,368       137,156
Deferred income taxes                                      56,607        39,444
Deferred membership origination costs                     114,532       106,195
Other assets                                               40,546        36,873
                                                     ------------  ------------
                                                     $  1,524,903  $  1,348,557
                                                     ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                   $     55,926  $     49,629
  Income taxes payable                                      3,051         3,063
  Deferred income taxes                                    37,704        40,933
  Accrued liabilities                                      75,435        59,197
  Current maturities of long-term debt                     16,327         9,505
  Deferred revenues                                       311,398       290,123
                                                     ------------  ------------
    Total current liabilities                             499,841       452,450

Long-term debt, less current maturities                   639,585       593,903
Other liabilities                                           7,502         6,531
Deferred revenues                                          92,025        83,214
Stockholders' equity                                      285,950       212,459
                                                     ------------  ------------
                                                     $  1,524,903  $  1,348,557
                                                     ============  ============

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                 Nine months ended September 30
                                                 ------------------------------
                                                             2000          1999
                                                     ------------  ------------
                                                          (In thousands)
Operating:
  Income before cumulative effect of a change in
    accounting principle                             $     67,075  $     28,029
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense            51,174        40,714
    Provision for doubtful receivables                    124,127       107,410
    Change in operating assets and liabilities           (196,567)     (148,920)
                                                     ------------  ------------
  Cash provided by operating activities                    45,809        27,233

Investing:
  Purchases and construction of property and
    equipment                                             (77,851)      (82,736)
  Acquisitions of businesses and other                     (3,816)      (16,783)
                                                     ------------  ------------
  Cash used in investing activities                       (81,667)      (99,519)

Financing:
  Debt transactions -
    Net borrowings (repayments) under revolving
     credit agreement                                      36,500        28,500
    Repayments of other long-term debt                    (13,412)       (5,584)
    Debt issuance and refinancing costs                                  (4,225)
                                                     ------------  ------------
  Cash provided by debt transactions                       23,088        18,691

Equity transactions -
  Proceeds from issuance of common stock under
    stock purchase and options plans                        1,721         1,730
                                                     ------------  ------------
  Cash provided by financing activities                    24,809        20,421

Decrease in cash and equivalents                          (11,049)      (51,865)
Cash and equivalents, beginning of period                  23,450        64,382
                                                     ------------  ------------
Cash and equivalents, end of period                  $     12,401  $     12,517
                                                     ============  ============

Notes to Condensed Financial Statements:
(In thousands)

Installment contracts receivable:

                                                     September 30   December 31
                                                             2000          1999
                                                     ------------  ------------
  Current:
    Installment contracts receivable                 $    416,868  $    355,029
    Unearned finance charges                              (51,946)      (41,515)
    Allowance for doubtful receivables and
      cancellations                                       (89,595)      (72,064)
                                                     ------------  ------------
                                                     $    275,327  $    241,450
                                                     ============  ============

  Long-term:
    Installment contracts receivable                 $    372,410  $    319,034
    Unearned finance charges                              (25,501)      (20,367)
    Allowance for doubtful receivables and
      cancellations                                       (64,448)      (53,974)
                                                     ------------  ------------
                                                     $    282,461  $    244,693
                                                     ============  ============

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                     Three months ended       Nine months ended
                                           September 30            September 30
                                   --------------------    --------------------
                                        2000       1999         2000       1999
                                   ---------  ---------    ---------  ---------

  Balance at beginning of period   $ 151,957  $ 132,297    $ 126,038  $ 106,301
  Contract cancellations and
    write-offs of uncollectible
    amounts, net of recoveries       (84,485)   (70,123)    (238,672)  (197,640)
  Provision for cancellations
    (classified as a direct
    reduction of revenues)            46,203     38,543      142,550    120,365
  Provision for doubtful
    receivables                       40,368     35,719      124,127    107,410
                                   ---------  ---------    ---------  ---------

 Balance at end of period          $ 154,043  $ 136,436    $ 154,043  $ 136,436
                                   =========  =========    =========  =========

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